                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[  ] Pre-Effective Amendment No.       [ X ] Post-Effective Amendment No.   1
                                -----                                     -----
                        (Check appropriate box or boxes)

Exact Name of Registrant as Specified in Charter:      Area Code and
                                                       Telephone Number:

AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC.          (816) 531-5575
------------------------------------------------     ---------------------------

Address of Principal Executive Offices: (Number, Street, City, State, Zip Code)

                  4500 MAIN STREET, KANSAS CITY, MISSOURI 64111
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Name and Address of Agent for Service: (Number, Street, City, State, Zip Code)

         CHARLES A. ETHERINGTON, 4500 MAIN STREET, KANSAS CITY, MISSOURI 64111
--------------------------------------------------------------------------------

Approximate Date of Proposed Public Offering:         November 13, 2006
                                              ----------------------------------

Title of Securities Being Registered:

        EQUITY GROWTH FUND

Calculation of Registration  Fee under the Securities Act of 1933: No filing fee is due because of reliance on Section 24(f).

EXPLANATORY NOTE

     This Post-Effective  Amendment No. 1 to the Registration  Statement on Form
N-14 (File No. 333-137742) of American Century  Quantitative  Equity Funds, Inc.
(the "Registration  Statement") is being filed pursuant to Rule 462(d) under the
Securities Act of 1933, as amended, solely for the purpose of filing an executed copy of an exhibit to the Registration Statement.

     Parts  A  and B are  incorporated  herein  by  reference  to  Pre-Effective
Amendment No. 1 to this Registration  Statement (File No. 333-137742),  as filed on November 9, 2006.

PART C    OTHER INFORMATION

Item 15.  Indemnification

     The  Registrant  is  a  Maryland   corporation.   Under  Maryland   General
Corporation   Law,  a  corporation  is  permitted  to  indemnify  its  officers, directors, employees and agents to the extent provided in applicable statutes.

     Article  Ninth of  Registrant's  Articles  of  Incorporation  requires  the indemnification  of the  Registrant's  directors and officers to the full extent permitted by Maryland  General  Corporation  Law, the Investment  Company Act of
1940 and all other applicable laws.

     The Registrant has purchased an insurance  policy insuring its officers and directors  against  certain  liabilities  which such  officers and directors may incur  while  acting  in such  capacities  and  providing  reimbursement  to the
Registrant for sums which it may be permitted or required to pay to its officers and directors by way of  indemnification  against such  liabilities,  subject in either case to clauses respecting deductibility and participation.

Item 16.  Exhibits

     (1)  (a) Articles of Incorporation of American Century  Quantitative Equity
Funds,  Inc.,  dated  February  26, 2004 (filed  electronically  as Exhibit a to
Post-Effective  Amendment No. 34 to the Registration Statement of the Registrant
on March 1, 2004, File No. 33-19589, and incorporated herein by reference).

          (b) Articles  Supplementary  of American Century  Quantitative  Equity
Funds,  Inc.,  dated  April 22,  2004  (filed  electronically  as  Exhibit a2 to
Post-Effective  Amendment No. 35 to the Registration Statement of the Registrant
on April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (c) Articles  Supplementary  of American Century  Quantitative  Equity
Funds,  Inc.,  dated  May  4,  2004  (filed  electronically  as  Exhibit  a3  to
Post-Effective  Amendment No. 38 to the Registration Statement of the Registrant
on February 17, 2005, File No. 33-19589, and incorporated herein by reference).

          (d) Articles  Supplementary  of American Century  Quantitative  Equity
Funds,  Inc.,  dated  August 29,  2005  (filed  electronically  as Exhibit a4 to
Post-Effective  Amendment No. 41 to the Registration Statement of the Registrant
on September 29, 2005, File No. 33-19589, and incorporated herein by reference).

          (e) Articles  Supplementary  of American Century  Quantitative  Equity
Funds,  Inc.,  dated  March 15,  2006  (filed  electronically  as  Exhibit a5 to
Post-Effective  Amendment No. 44 to the Registration Statement of the Registrant
on April 28, 2006, File No. 33-19589, and incorporated herein by reference).

          (f) Articles  Supplementary  of American Century  Quantitative  Equity
Funds,  Inc.,  dated  August 25,  2006  (filed  electronically  as Exhibit a6 to
Post-Effective  Amendment No. 45 to the Registration Statement of the Registrant
on September 1, 2006, File No. 33-19589, and incorporated herein by reference).

     (2)   Amended  and   Restated   Bylaws,   dated   August  26,  2004  (filed
electronically  as  Exhibit  b  to  Post-Effective   Amendment  No.  38  to  the
Registration  Statement  of the  Registrant  on  February  17,  2005,  File  No.
33-19589, and incorporated herein by reference).

     (3)  Not applicable.

     (4) Form of  Agreement  and Plan of  Reorganization  with Kopp Funds,  Inc.
(filed electronically as Exhibit 4 to the Registration Statement on Form N-14 of
the Registrant on October 2, 2006, File No. 33-19589, and incorporated herein by reference).

     (5) Registrant hereby incorporates by reference,  as though set forth fully herein,  the Fifth and  Seventh  declarations  of the  Registrant's  Articles of
Incorporation,  incorporated  herein by  reference  as  Exhibit  1  hereto,  and
Sections  3  through  11 of the  Registrant's  Bylaws,  incorporated  herein  by reference as Exhibit 2 hereto.

     (6)  (a) Management Agreement with American Century Investment  Management,
Inc., dated August 1, 2006 (filed electronically as Exhibit d1 to Post-Effective
Amendment No. 45 to the Registration Statement of the Registrant on September 1,
2006, File No. 33-19589, and incorporated herein by reference).

          (b) Management Agreement with American Century Investment  Management,
Inc., dated April 28, 2006 (filed electronically as Exhibit d2 to Post-Effective
Amendment No. 44 to the  Registration  Statement of the  Registrant on April 28,
2006, File No. 33-19589, and incorporated herein by reference).

     (7)  (a) Amended and Restated Distribution  Agreement with American Century
Investment  Services,  Inc., dated September 29, 2005 (filed  electronically  as
Exhibit e to  Post-Effective  Amendment No. 41 to the Registration  Statement of
the Registrant on September 29, 2005, File No. 33-19589, and incorporated herein by reference).

          (b) Form of Dealer/Agency  Agreement (filed  electronically as Exhibit
e2 to Pre-Effective  Amendment No. 1 to the  Registration  Statement of American
Century  Growth  Funds,  Inc.  on  May  30,  2006,  File  No.  333-132114,   and
incorporated herein by reference).

     (8)  Not applicable.

     (9)  (a) Master Agreement with Commerce Bank, N. A., dated January 22, 1997
(filed  electronically as Exhibit b8e to Post-Effective  Amendment No. 76 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on February 28,
1997, File No. 2-14213, and incorporated herein by reference).

          (b) Global Custody  Agreement  with The Chase  Manhattan  Bank,  dated
August 9, 1996 (filed  electronically as Exhibit b8 to Post-Effective  Amendment
No. 31 to the Registration Statement of American Century Government Income Trust
on February 7, 1997, File No. 2-99222, and incorporated herein by reference).

          (c) Amendment to the Global Custody Agreement with The Chase Manhattan
Bank,   dated  December  9,  2000  (filed   electronically   as  Exhibit  g2  to
Pre-Effective  Amendment No. 2 to the Registration Statement of American Century
Variable  Portfolios  II,  Inc.  on  January 9, 2001,  File No.  333-46922,  and
incorporated herein by reference).

          (d) Amendment No. 2 to the Global Custody  Agreement  between American
Century  Investments and the JPMorgan Chase Bank, dated as of May 1, 2004 (filed electronically  as  Exhibit  g4  to  Post-Effective  Amendment  No.  35  to  the
Registration  Statement of the Registrant on April 29, 2004, File No.  33-19589,
and incorporated herein by reference).

          (e) Chase Manhattan Bank Custody Fee Schedule,  dated October 19, 2000
(filed  electronically as Exhibit g5 to  Post-Effective  Amendment No. 35 to the
Registration  Statement of the Registrant on April 29, 2004, File No.  33-19589,
and incorporated herein by reference).

          (f) Amendment No. 3 to the Global Custody  Agreement  between American
Century Investments and the JPMorgan Chase Bank, dated as of May 31, 2006 (filed
electronically   as  Exhibit  g6  to  Pre-Effective   Amendment  No.  1  to  the
Registration  Statement of American Century Growth Funds,  Inc. on May 30, 2006,
File No. 333-132114, and incorporated herein by reference).

          (g) Special Custody and Pledge Agreement with Goldman, Sachs & Co. and
State  Street  Bank  and  Trust  Company,   dated   September  29,  2005  (filed
electronically  as  Exhibit  g6  to  Post-Effective  Amendment  No.  41  to  the
Registration  Statement  of the  Registrant  on  September  29,  2005,  File No.
33-19589, and incorporated herein by reference).

          (h) Custodian and  Investment  Accounting  Agreement with State Street
Bank and Trust Company,  dated May 27, 2005 (filed  electronically as Exhibit g6 to  Post-Effective  Amendment No. 27 to the  Registration  Statement of American
Century  Investment Trust on May 27, 2005, File No.  33-65170,  and incorporated herein by reference).

          (i) Amendment No. 1 to Custodian and Investment  Accounting  Agreement
with State Street Bank and Trust  Company,  effective  September 30, 2005 (filed electronically  as  Exhibit  g8  to  Post-Effective  Amendment  No.  41  to  the
Registration  Statement  of the  Registrant  on  September  29,  2005,  File No.
33-19589, and incorporated herein by reference).

          (j) Amendment No. 2 to Custodian and Investment  Accounting  Agreement
with State  Street  Bank and Trust  Company,  effective  March 31,  2006  (filed electronically  as  Exhibit  g9  to  Post-Effective  Amendment  No.  32  to  the
Registration  Statement of American Century  Investment Trust on March 31, 2006,
File No. 33-65170, and incorporated herein by reference).

          (k)  Registered  Investment  Company  Custody  Agreement with Goldman,
Sachs & Co.,  dated  February  6, 2006 (filed  electronically  as Exhibit g10 to
Post-Effective  Amendment No. 44 to the Registration Statement of the Registrant
on April 28, 2006, File No. 33-19589, and incorporated herein by reference).

          (l) Amendment to Futures and Options Account  Agreement and Registered
Investment  Company Custody Agreement with Goldman,  Sachs & Co.,  effective May
12, 2006 (filed electronically as Exhibit g11 to Post-Effective Amendment No. 44
to the  Registration  Statement of the  Registrant  on April 28, 2006,  File No.
33-19589, and incorporated herein by reference).

     (10) (a) Master  Distribution and Individual  Shareholder  Services Plan (C
Class),  dated  September  16,  2000  (filed  electronically  as  Exhibit  m3 to
Post-Effective  Amendment  No.  35 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on April  17,  2001,  File No.  2-94608,  and
incorporated herein by reference).

          (b)  Amendment  No.  1  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated August 1, 2001 (filed  electronically as Exhibit m5 to Post-Effective  Amendment No. 44 to the Registration  Statement
of American Century  Government Income Trust on July 31, 2001, File No. 2-99222,
and incorporated herein by reference).

          (c)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   December   3,  2001  (filed
electronically  as  Exhibit  m7  to  Post-Effective  Amendment  No.  16  to  the
Registration  Statement  of American  Century  Investment  Trust on November 30,
2001, File No. 33-65170, and incorporated herein by reference).

          (d)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated July 1, 2002 (filed electronically as
Exhibit m9 to Post-Effective  Amendment No. 17 to the Registration  Statement of
American  Century  Investment  Trust on June 28, 2002,  File No.  33-65170,  and
incorporated herein by reference).

          (e)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   September  3,  2002  (filed
electronically  as  Exhibit  m5  to  Post-Effective  Amendment  No.  35  to  the
Registration  Statement of American  Century  Municipal  Trust on September  30,
2002, File No. 2-91229, and incorporated herein by reference).

          (f)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   January  2,  2004,   (filed
electronically  as  Exhibit  m6  to  Post-Effective  Amendment  No.  42  to  the
Registration Statement of American Century Municipal Trust on February 26, 2004,
File No. 2-91229, and incorporated herein by reference).

          (g)  Amendment  No.  6  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated May 1, 2004 (filed  electronically as
Exhibit m13 to Post-Effective  Amendment No. 35 to the Registration Statement of
the Registrant on April 29, 2004, File No. 33-19589,  and incorporated herein by reference).

          (h)  Amendment  No.  7  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated May 1, 2005 (filed  electronically as
Exhibit m15 to Post-Effective  Amendment No. 38 to the Registration Statement of
the Registrant on May 13, 2005, File No. 33-19589,  and  incorporated  herein by reference).

          (i)  Amendment  No.  8  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (C  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m17  to  Post-Effective  Amendment  No.  41 to  the
Registration  Statement  of the  Registrant  on  September  29,  2005,  File No.
33-19589, and incorporated herein by reference).

          (j)  Amendment  No.  9  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated March 30, 2006 (filed  electronically as Exhibit m10 to Post-Effective  Amendment No. 50 to the Registration Statement
of American  Century  Municipal Trust on March 31, 2006,  File No. 2-14213,  and
incorporated herein by reference).

          (k) Master  Distribution and Individual  Shareholder  Services Plan (A
Class),  dated  September  3,  2002  (filed  electronically  as  Exhibit  m6  to
Post-Effective  Amendment  No.  34 to the  Registration  Statement  of  American
Century  California  Tax-Free and Municipal  Funds on October 1, 2002,  File No.
2-82734, and incorporated herein by reference).

          (l)  Amendment  No.  1  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (A  Class),   dated   February  27,  2004  (filed
electronically  as  Exhibit  m18  to  Post-Effective  Amendment  No.  104 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on February 26,
2004, File No. 2-14213, and incorporated herein by reference).

          (m)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (A  Class),   dated   September  30,  2004  (filed
electronically  as  Exhibit  m22  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on November 29,
2004, File No. 2-14213, and incorporated herein by reference).

          (n)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (A  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m23  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on November 29,
2004, File No. 2-14213, and incorporated herein by reference).

          (o)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (A Class), dated May 1, 2005 (filed  electronically as
Exhibit m13 to Post-Effective  Amendment No. 44 to the Registration Statement of
American  Century  Municipal  Trust  on May 13,  2005,  File  No.  2-91229,  and
incorporated herein by reference).

          (p)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (A  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m25  to  Post-Effective  Amendment  No.  38 to  the
Registration  Statement of American Century World Mutual Funds, Inc. on November
30, 2005, File No. 33-39242, and incorporated herein by reference).

          (q)  Amendment  No.  6  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (A Class), dated March 30, 2006 (filed  electronically as Exhibit m27 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (r) Master  Distribution and Individual  Shareholder  Services Plan (B
Class),  dated  September  3,  2002  (filed  electronically  as  Exhibit  m7  to
Post-Effective  Amendment  No.  34 to the  Registration  Statement  of  American
Century  California  Tax-Free and Municipal  Funds on October 1, 2002,  File No.
2-82734, and incorporated herein by reference).

          (s)  Amendment  No.  1  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (B  Class),   dated   February  27,  2004  (filed
electronically  as  Exhibit  m20  to  Post-Effective  Amendment  No.  104 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on February 26,
2004, File No. 2-14213, and incorporated herein by reference).

          (t)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (B  Class),   dated   September  30,  2004  (filed
electronically  as  Exhibit  m26  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on November 29,
2004, File No. 2-14213, and incorporated herein by reference).

          (u)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (B  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m27  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on November 29,
2004, File No. 2-14213, and incorporated herein by reference).

          (v)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (B Class), dated May 1, 2005 (filed  electronically as
Exhibit m18 to Post-Effective  Amendment No. 44 to the Registration Statement of
Municipal Trust on May 13, 2005, File No. 2-91229,  and  incorporated  herein by reference).

          (w)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (B  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m31  to  Post-Effective  Amendment  No.  38 to  the
Registration  Statement of American Century World Mutual Funds, Inc. on November
30, 2005, File No. 33-39242, and incorporated herein by reference).

          (x)  Amendment  No.  6  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (B Class), dated March 30, 2006 (filed  electronically as Exhibit m34 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (y) Master Distribution and Shareholder Services Plan (Advisor Class),
dated August 1, 1997,  (filed  electronically  as Exhibit m18 to  Post-Effective
Amendment  No. 32 to the  Registration  Statement  of  American  Century  Target
Maturities Trust on January 31, 2000, File No. 2-94608,  and incorporated herein by reference).

          (z) Amendment to Master  Distribution  and  Shareholder  Services Plan
(Advisor  Class),  dated June 29,  1998 (filed  electronically  as Exhibit m2 to
Post-Effective  Amendment  No.  32 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on January 31, 2000,  File No.  2-94608,  and
incorporated herein by reference).

          (aa) Amendment No. 1 to Master  Distribution and Shareholder  Services
Plan (Advisor Class),  dated August 1, 2001 (filed  electronically as Exhibit m3 to  Post-Effective  Amendment No. 44 to the  Registration  Statement of American
Century  Government  Income  Trust  on July 31,  2001,  File  No.  2-99222,  and
incorporated herein by reference).

          (bb) Amendment No. 2 to Master  Distribution and Shareholder  Services
Plan (Advisor Class), dated December 3, 2001 (filed electronically as Exhibit m4 to Post-Effective Amendment No. 16 to the Registration Statement of the American
Century  Investment  Trust  on  November  30,  2001,  File  No.  33-65170,   and
incorporated herein by reference).

          (cc) Amendment No. 3 to Master  Distribution and Shareholder  Services
Plan (Advisor Class), dated July 1, 2002 (filed  electronically as Exhibit m5 to
Post-Effective  Amendment  No.  38 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on January 31, 2005,  File No.  2-94608,  and
incorporated herein by reference).

          (dd) Amendment No. 4 to Master  Distribution and Shareholder  Services
Plan (Advisor Class),  dated May 1, 2004 (filed  electronically as Exhibit m6 to
Post-Effective  Amendment No. 35 to the Registration Statement of the Registrant
on April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (ee) Amendment No. 5 to Master  Distribution and Shareholder  Services
Plan (Advisor Class), dated July 29, 2005 (filed electronically as Exhibit m7 to
Post-Effective  Amendment  No.  51 to the  Registration  Statement  of  American
Century  Government  Income  Trust  on July 28,  2005,  File  No.  2-99222,  and
incorporated herein by reference).

          (ff)  Amendment  No.  6 to the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated September 29, 2005 (filed electronically as
Exhibit m8 to Post-Effective  Amendment No. 41 to the Registration  Statement of
the Registrant on September 29, 2005, File No. 33-19589, and incorporated herein by reference).

          (gg) Master Distribution and Individual  Shareholder  Services Plan (R
Class),  dated  August  29,  2003  (filed   electronically  as  Exhibit  m16  to
Post-Effective  Amendment  No.  17 to the  Registration  Statement  of  American
Century Strategic Asset Allocations, Inc. on August 28, 2003, File No. 33-79482,
and incorporated herein by reference).

          (hh)  Amendment  No.  1 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class), dated May 1, 2004 (filed  electronically as
Exhibit m13 to Post-Effective  Amendment No. 35 to the Registration Statement of
the Registrant on April 29, 2004, File No. 33-19589,  and incorporated herein by reference).

          (ii)  Amendment  No.  2 to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (R  Class),   dated   February  24,  2005  (filed
electronically  as  Exhibit  m30  to  Post-Effective  Amendment  No.  22 to  the
Registration Statement of American Century Strategic Asset Allocations,  Inc. on
March 30, 2005, File No. 33-79482, and incorporated herein by reference).

          (jj)  Amendment  No.  3 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class),  dated July 29, 2005 (filed  electronically as Exhibit m33 to Post-Effective Amendment No. 111 to the Registration Statement
of American Century Mutual Funds,  Inc. on July 28, 2005, File No. 2-14213,  and
incorporated herein by reference).

          (kk)  Amendment  No.  4 to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (R  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m22  to  Post-Effective  Amendment  No.  41 to  the
Registration  Statement  of the  Registrant  on  September  29,  2005,  File No.
33-19589, and incorporated herein by reference).

          (ll)  Amendment  No.  5 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class), dated March 30, 2006 (filed  electronically as Exhibit m40 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (mm) Amended and Restated Multiple Class Plan, dated September 3, 2002
(filed  electronically  as Exhibit n to  Post-Effective  Amendment No. 35 to the
Registration  Statement of American  Century  California  Tax-Free and Municipal
Funds on  December  17,  2002,  File No.  2-82734,  and  incorporated  herein by reference).

          (nn) Amendment No. 1 to the Amended and Restated  Multiple Class Plan,
dated December 31, 2002 (filed  electronically  as Exhibit n2 to  Post-Effective
Amendment No. 39 to the  Registration  Statement of American  Century  Municipal
Trust on  December  23,  2002,  File No.  2-91229,  and  incorporated  herein by reference).

          (oo) Amendment No. 2 to the Amended and Restated  Multiple Class Plan,
dated  August 29, 2003  (filed  electronically  as Exhibit n3 to  Post-Effective
Amendment No. 17 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on August 28, 2003, File No. 33-79482, and incorporated herein by reference).

          (pp) Amendment No. 3 to the Amended and Restated  Multiple Class Plan,
dated February 27, 2004 (filed  electronically  as Exhibit n4 to  Post-Effective
Amendment  No. 104 to the  Registration  Statement  of American  Century  Mutual
Funds, Inc. on February 26, 2004, File No. 2-14213,  and incorporated  herein by reference).

          (qq) Amendment No. 4 to the Amended and Restated  Multiple Class Plan,
dated  May  1,  2004  (filed  electronically  as  Exhibit  n5 to  Post-Effective
Amendment No. 35 to the  Registration  Statement of the  Registrant on April 29,
2004, File No. 33-19589, and incorporated herein by reference).

          (rr) Amendment No. 5 to the Amended and Restated  Multiple Class Plan,
dated  August 1, 2004  (filed  electronically  as Exhibit  n6 to  Post-Effective
Amendment No. 24 to the Registration  Statement of American  Century  Investment
Trust on  August  1,  2004,  File  No.  33-65170,  and  incorporated  herein  by reference).

          (ss) Amendment No. 6 to the Amended and Restated  Multiple Class Plan,
dated  as  of  September  30,  2004  (filed  electronically  as  Exhibit  n7  to
Post-Effective  Amendment  No.  20 to the  Registration  Statement  of  American
Century  Strategic  Asset  Allocations,  Inc. on September  29,  2004,  File No.
33-79482, and incorporated herein by reference).

          (tt) Amendment No. 7 to the Amended and Restated  Multiple Class Plan,
dated November 17, 2004 (filed  electronically  as Exhibit n8 to  Post-Effective
Amendment  No. 106 to the  Registration  Statement  of American  Century  Mutual
Funds, Inc. on November 29, 2004, File No. 2-14213,  and incorporated  herein by reference).

          (uu) Amendment No. 8 to the Amended and Restated  Multiple Class Plan,
dated February 24, 2005 (filed  electronically  as Exhibit n9 to  Post-Effective
Amendment No. 22 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on March 30, 2005, File No. 33-79482,  and incorporated herein by reference).

          (vv) Amendment No. 9 to the Amended and Restated  Multiple Class Plan,
dated July 29,  2005  (filed  electronically  as Exhibit  n10 to  Post-Effective
Amendment  No. 111 to the  Registration  Statement  of American  Century  Mutual
Funds,  Inc. on July 28, 2005,  File No.  2-14213,  and  incorporated  herein by reference).

          (ww) Amendment No. 10 to the Amended and Restated Multiple Class Plan,
dated September 29, 2005 (filed  electronically as Exhibit n11 to Post-Effective
Amendment No. 41 to the  Registration  Statement of the  Registrant on September
29, 2005, File No. 33-19589, and incorporated herein by reference).

          (xx) Amendment No. 11 to the Amended and Restated Multiple Class Plan,
dated  March 30,  2006 (filed  electronically  as Exhibit n12 to  Post-Effective
Amendment No. 23 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on March 30, 2006, File No. 33-79482,  and incorporated herein by reference).

     (11)  Opinion  and  Consent  of  Counsel,  dated  October  2,  2006  (filed electronically  as Exhibit 11 to the Registration  Statement on Form N-14 of the
Registrant on October 2, 2006, File No.  33-19589,  and  incorporated  herein by reference).

     (12) Opinion and Consent of Counsel as to the tax matters and  consequences to shareholders is included herein.

     (13) (a)  Transfer  Agency   Agreement  with  American   Century   Services
Corporation,  dated  August  1,  1997  (filed  electronically  as  Exhibit  9 to
Post-Effective  Amendment  No.  33 to the  Registration  Statement  of  American
Century  Government  Income  Trust  on July 31,  1997,  File  No.  2-99222,  and
incorporated herein by reference).

          (b) Amendment  No. 1 to the Transfer  Agency  Agreement  with American
Century  Services  Corporation,  dated June 29,  1998 (filed  electronically  as
Exhibit 9b to Post-Effective  Amendment No. 23 to the Registration  Statement of
American Century  Quantitative Equity Funds on June 29, 1998, File No. 33-19589,
and incorporated herein by reference).

          (c) Amendment  No. 2 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated November 20, 2000 (filed electronically as
Exhibit h4 to Post-Effective  Amendment No. 30 to the Registration  Statement of
American Century  California  Tax-Free and Municipal Funds on December 29, 2000,
File No. 2-82734, and incorporated herein by reference).

          (d) Amendment  No. 3 to the Transfer  Agency  Agreement  with American
Century  Services  Corporation,  dated August 1, 2001 (filed  electronically  as
Exhibit h5 to Post-Effective  Amendment No. 44 to the Registration  Statement of
American Century Government Income Trust on July 31, 2001, File No. 2-99222, and
incorporated herein by reference).

          (e) Amendment  No. 4 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated December 3, 2001 (filed  electronically as
Exhibit h6 to Post-Effective  Amendment No. 16 to the Registration  Statement of
American Century  Investment Trust on November 30, 2001, File No. 33-65170,  and
incorporated herein by reference).

          (f) Amendment  No. 5 to the Transfer  Agency  Agreement  with American
Century  Services  Corporation,  dated  July 1, 2002  (filed  electronically  as
Exhibit h6 to Post-Effective  Amendment No. 17 to the Registration  Statement of
American  Century  Investment  Trust on June 28, 2002,  File No.  33-65170,  and
incorporated herein by reference).

          (g) Amendment  No. 6 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated September 3, 2002 (filed electronically as
Exhibit h7 to Post-Effective  Amendment No. 35 to the Registration  Statement of
the Registrant on September 30, 2002, File No. 2-91229,  and incorporated herein by reference).

          (h) Amendment  No. 7 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated December 31, 2002 (filed electronically as
Exhibit h8 to  Post-Effective  Amendment No. 4 to the Registration  Statement of
American  Century  Variable  Portfolios II, Inc. on December 23, 2002,  File No.
333-46922, and incorporated herein by reference).

          (i) Amendment  No. 8 to the Transfer  Agency  Agreement  with American
Century Services Corporation, dated May 1, 2004 (filed electronically as Exhibit
h10 to Post-Effective Amendment No. 35 to the Registration Statement of American
Century  Quantitative  Equity Funds,  Inc. on April 29, 2004, File No. 33-19589,
and incorporated herein by reference).

          (j) Amendment  No. 9 to the Transfer  Agency  Agreement  with American
Century Services,  LLC, dated May 1, 2005 (filed electronically as Exhibit h9 to
Post-Effective  Amendment  No.  38 to the  Registration  Statement  of  American
Century Quantitative Equity Funds, Inc. on May 13, 2005, File No. 33-19589,  and
incorporated herein by reference).

          (k) Amendment No. 10 to the Transfer  Agency  Agreement  with American
Century Services, LLC, dated September 29, 2005 (filed electronically as Exhibit
h11 to Post-Effective Amendment No. 41 to the Registration Statement of American
Century  Quantitative  Equity  Funds,  Inc.  on  September  29,  2005,  File No.
33-19589, and incorporated herein by reference).

          (l) Amendment No. 11 to the Transfer  Agency  Agreement  with American
Century Services, LLC, dated March 30, 2006 (filed electronically as Exhibit h12 to  Post-Effective  Amendment No. 50 to the  Registration  Statement of American
Century  Municipal Trust on March 31, 2006, File No. 2-14213,  and  incorporated herein by reference).

          (m) Amendment No. 12 to the Transfer  Agency  Agreement  with American
Century Services, LLC, dated April 28, 2006 (filed electronically as Exhibit h13 to  Post-Effective  Amendment  No.  44 to  the  Registration  Statement  of  the
Registrant on April 28, 2006,  File No.  33-19589,  and  incorporated  herein by reference).

          (n) Credit  Agreement  with  JPMorgan  Chase Bank,  as  Administrative
Agent,  dated  December  17,  2003  (filed   electronically  as  Exhibit  h9  to
Post-Effective  Amendment  No.  39 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on January 30, 2004,  File No.  2-94608,  and
incorporated herein by reference).

          (o) Termination,  Replacement and Restatement  Agreement with JPMorgan
Chase Bank N.A.,  as  Administrative  Agent,  dated  December  14,  2005  (filed electronically  as  Exhibit  h13  to  Post-Effective  Amendment  No.  40 to  the
Registration  Statement of American  Century  California  Tax-Free and Municipal
Funds on  December  29,  2005,  File No.  2-82734,  and  incorporated  herein by reference).

          (p)  Customer   Identification   Program  Reliance   Agreement  (filed
electronically   as  Exhibit  h2  to  Pre-Effective   Amendment  No.  1  to  the
Registration  Statement of American Century Growth Funds,  Inc. on May 30, 2006,
File No. 333-116351, and incorporated herein by reference).

          (q)  New  Account   Agreement   with  Goldman,   Sachs  &  Co.  (filed
electronically  as  Exhibit  h15  to  Post-Effective  Amendment  No.  41 to  the
Registration  Statement  of the  Registrant  on  September  29,  2005,  File No.
33-19589, and incorporated herein by reference).

          (r)  Prime  Brokerage  Supplement  with  Goldman,  Sachs & Co.  (filed electronically  as  Exhibit  h16  to  Post-Effective  Amendment  No.  41 to  the
Registration  Statement  of the  Registrant  on  September  29,  2005,  File No.
33-19589, and incorporated herein by reference).

          (s)  Amendment  No.  1 to  Prime  Brokerage  Agreement,  dated  as  of
September 29, 2005, by and between  Goldman,  Sachs & Co. and Long-Short  Equity
Fund,  a series of American  Century  Quantitative  Equity  Funds,  Inc.  (filed electronically  as  Exhibit  h17  to  Post-Effective  Amendment  No.  41 to  the
Registration  Statement  of the  Registrant  on  September  29,  2005,  File No.
33-19589, and incorporated herein by reference).

     (14) (a)  Consent of  PricewaterhouseCoopers  LLP,  independent  registered public  accounting  firm,  dated  September  27, 2006 (filed  electronically  as
Exhibit 14(a) to the  Registration  Statement on Form N-14 of the  Registrant on
October 2, 2006, File No. 33-19589, and incorporated herein by reference).

          (b)  Consent of  PricewaterhouseCoopers  LLP,  independent  registered public accounting firm, dated November 3, 2006 (filed  electronically as Exhibit
14(b) to the  Registration  Statement on Form N-14 of the Registrant on November
9, 2006, File No. 333-137742, and incorporated herein by reference).

     (15)  Not applicable.

     (16) (a) Power of Attorney,  dated August 25, 2006 (filed electronically as
Exhibit j2 to Post-Effective  Amendment No. 45 to the Registration  Statement of
American Century  Quantitative Equity Funds, Inc. on September 1, 2006, File No.
33-19589, and incorporated herein by reference).

          (b)   Secretary's   Certificate,   dated   August  25,   2006   (filed
electronically  as  Exhibit  j3  to  Post-Effective  Amendment  No.  45  to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
September 1, 2006, File No. 33-19589, and incorporated herein by reference).

     (17) Form of proxy (filed  electronically as Exhibit 17 to the Registration
Statement  on Form  N-14  of the  Registrant  on  November  9,  2006,  File  No.
333-137742, and incorporated herein by reference).

Item 17.  Undertakings

Not applicable

                                   SIGNATURES

     As required by the  Securities Act of 1933, as amended,  this  Registration
Statement  has been  signed on behalf of the  Registrant,  in the City of Kansas
City, State of Missouri on the 4th day of June, 2007.

                            AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC.
                            (Registrant)

                            By: *
                                -----------------------------------------
                                Jonathan S. Thomas
                                President

     As required by the Securities Act of 1933, this Registration  Statement has been  signed  by the  following  persons  in  the  capacities  and on the  dates indicated.

SIGNATURE                        TITLE                              DATE
---------                        -----                              ----

*                             President                          June 4, 2007
------------------------
Jonathan S. Thomas

*                             Vice President,                    June 4, 2007
------------------------      Treasurer and Chief
Robert J. Leach               Financial Officer

*                             Director                           June 4, 2007
------------------------
John Freidenrich

*                             Chairman of the                    June 4, 2007
------------------------      Board and Director
Ronald J. Gilson

*                             Director                           June 4, 2007
------------------------
Kathryn A. Hall

*                             Director                           June 4, 2007
------------------------
Myron S. Scholes

*                             Director                           June 4, 2007
------------------------
John B. Shoven

*                             Director                           June 4, 2007
------------------------
Jeanne D. Wohlers

*By:  /s/ Brian L. Brogan
      -------------------------------------------
      Brian L. Brogan
      Attorney in Fact
      (pursuant to Power of Attorney
      dated March 8, 2007)

                                  EXHIBIT INDEX

EXHIBIT             DESCRIPTION OF DOCUMENT
NUMBER

EXHIBIT (12)        Opinion  and  Consent of Counsel as to the tax  matters  and consequences to shareholders